Exhibit 2.1

ASSET PURCHASE AGREEMENT

Dated as of October 4, 2024,

By and Between

AVX (ABC), LLC, as Assignee for the Benefit of Creditors of Allievex Corporation

and

SPRUCE BIOSCIENCES, INC.

TABLE OF CONTENTS

Page

Article I PURCHASE AND SALE		1
1.01	Purchase and Sale	1
1.02	Purchase Price	1
1.03	Release of the Escrow Deposit	2
1.04	Purchased Assets and Excluded Assets.	2
1.05	Consents to Certain Assignments.	4
1.06	Assumed and Retained Liabilities.	5
1.07	Asset Transfer; Delivery.	6
1.08	Alternative Transaction.	6
1.09	Stalking Horse Protections.	6
Article II CLOSING		7
2.01	Closing	7
2.02	Closing Deliverables	7
2.03	Withholding	8
Article III AS IS		8
3.01	AS-IS	8
Article IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		9
4.01	Organization; Standing; Power	9
4.02	Authority; Execution and Delivery; Enforceability	9
4.03	No Conflicts; Governmental Approvals.	9
4.04	Litigation	10
4.05	Brokers	10
4.06	Funding	10
4.07	Independent Investigation; Acknowledgement of No Other Representations and Warranties.	10
4.08	Limitation of Remedy in Favor of Purchaser	11
Article V REPRESENTATIONS AND WARRANTIES OF SELLER		11
5.01	Organization; Standing; Power	11
5.02	Authority; Execution and Delivery; Enforceability	12

i

5.03	No Conflicts; Governmental Approvals.	12
5.04	Compliance With Laws	12
5.05	Transferred Contracts	12
5.06	Assignee	13
5.07	Title	13
5.08	Litigation	13
5.09	Brokers	13
5.10	AS-IS SALE; DISCLAIMERS; RELEASE	13
Article VI COVENANTS		13
6.01	Confidentiality	13
6.02	Fees and Expenses	14
6.03	Public Announcements	14
6.04	Further Assurances	14
6.05	Notice to Court of Chancery	14
6.06	Preservation of Purchased Assets by Seller	15
6.07	Access to Information	16
Article VII TAX MATTERS		16
7.01	Purchase Price Allocations	16
7.02	Transfer Taxes	16
7.03	Tax Deficiencies	16
7.04	Tax Apportionment	17
Article VIII CONDITIONS TO CLOSING		17
8.01	Conditions to Purchaser’s Obligations	17
8.02	Conditions to Seller’s Obligations	17
Article IX INDEMNIFICATION; NO SURVIVAL		18
9.01	No Indemnification.	18
9.02	No Survival of Representations and Warranties; Survival of Covenants.	18
Article X TERMINATION		19
10.01	Termination	19
10.02	Effects of Termination	20
Article XI GENERAL PROVISIONS		20
11.01	Notices	20
11.02	Definitions	21
11.03	Interpretation; Disclosure Schedule	26

ii

11.04	Severability	27
11.05	Counterparts	27
11.06	Entire Agreement; No Third-Party Beneficiaries	27
11.07	Governing Law	27
11.08	Assignment	27
11.09	Jurisdiction; Enforcement.	28
11.10	Amendment	28

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated October 4, 2024 (the “Effective Date”), is entered into by and between AVX (ABC), LLC, a Delaware limited liability company, in its sole and limited capacity as the assignee for the benefit of creditors of Allievex Corporation (“Seller”), and SPRUCE BIOSCIENCES, INC., a Delaware corporation (“Purchaser”). Purchaser and Seller are each referred to herein as a “Party” and collectively as, the “Parties”.

A. By resolution of the board of directors, with consent of the shareholders, of Allievex Corporation, a Delaware corporation (the “Assignor”), Assignor has transferred and assigned ownership of all of its right, title and interest in all of its assets, wherever situated, used in connection with the Assignor’s business (the “Assets”) to Seller, and in so doing also designated Seller to act, pursuant to Delaware Law, as the assignee for the benefit of creditors of Assignor pursuant to that certain General Assignment for the Benefit of Creditors dated July 22, 2024 (the “General Assignment”) between Assignor and Seller, as assignee. A copy of the General Assignment is attached hereto as Exhibit A. Further, on July 22, 2024, in connection with the General Assignment, Assignor executed and delivered that certain patent assignment (the “Patent Assignment”) pursuant to which Assignor assigned ownership of all of its patent and patent application rights, title and interest to Seller. The Patent Assignment is attached hereto as Exhibit B.

B. Seller and Purchaser have identified certain of the Assets that Purchaser desires to purchase from Seller. The Purchased Assets are described in Section 1.04 hereof. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Assets, on the terms and conditions set forth in this Agreement.

C. Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 11.02.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties agree as follows:

Article I
PURCHASE AND SALE

1.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, transfer and assign to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in, to and under all the Purchased Assets free and clear of any and all interests, liens, claims and encumbrances, except to the extent provided herein. The purchase and sale of the Purchased Assets shall be referred to in this Agreement as the “Acquisition.”

1.02 Purchase Price. The purchase price for the Purchased Assets shall be $5,000,000.00 in cash (the “Purchase Price”). On the Effective Date, Purchaser shall deliver to the Escrow Agent $250,000.00 (the “Escrow Deposit”), in immediately available funds. At the Closing, Purchaser shall deliver to Seller $4,750,000.00, constituting the remainder of the Purchase Price minus the Escrow Deposit, in immediately available funds (the “Closing Date Payment”).

1.03 Release of the Escrow Deposit. At the Closing, the Parties shall jointly instruct the Escrow Agent to release the Escrow Deposit to Seller. Seller shall be responsible for all fees of the Escrow Agent.

1.04 Purchased Assets and Excluded Assets.

(a) For purposes of this Agreement, “Purchased Assets” means all right, title, and interest free and clear of any and all interests, liens, claims and encumbrances, except to the extent provided herein, of Seller in and to the following:

(i) all Intellectual Property related to AX250, AX451, AX313, and AX552 that are in the possession or under the control of, or held by a third party on behalf of, Seller in its capacity as assignee of Assignor (the “Purchased Intellectual Property”);

(ii) the Transferred Contracts;

(iii) the assets listed in Schedule 1.04(a)(iii);

(iv) all of the inventory of AX250, AX451, AX313, and AX552 (including finished goods, raw materials and active pharmaceutical ingredients, work in progress, packaging, supplies, parts and other inventories) in the possession or under the control of, or held by a third party on behalf of, Seller in its capacity as assignee of Assignor;

(v) all inventions related to AX250, AX451, AX313, and AX552, and all originals and copies of all files pertaining to the inventions, documentation of the development, conception or reduction to practice thereof, in the possession or under the control of, or held by a third party on behalf of, Seller in its capacity as assignee of Assignor;

(vi) the Regulatory Information (a) related to AX250, AX451, AX313, and AX552 that are in the possession or under the control of, or held by a third party on behalf of, Seller in its capacity as assignee of Assignor and (b) that are in the possession or under the control of Seller in its capacity as assignee of Assignor and specifically relate to the Purchased Intellectual Property;

(vii) the records and files relating to (a) AX250, AX451, AX313, and AX552 in the possession or under the control of, or held by a third party on behalf of, Seller in its capacity as assignee of Assignor (including copies of records or files not separable from documents or databases that do not relate primarily to AX250, AX451, AX313, and AX552) and (b) the Purchased Assets in the possession of Seller (including copies of records or files not separable from documents or databases that do not relate primarily to the Purchased Assets), including: (i) supplier and vendor lists, (ii) clinical study materials, (iii) other business records, to the extent that such other business records are required to be transferred to Purchaser under applicable law and (iv) the organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of Seller or Assignor that relate to AX250, AX451,

AX313, and AX552 or the Purchased Assets (the foregoing records and documents, collectively the “Business Books and Records”);

(viii) all rights to receive mail and other correspondences and communications (including electronic mail) relating primarily to (a) AX250, AX451, AX313, and AX552 (including any such mail and other correspondence and communications (including electronic mail) from the FDA or any other Governmental Entity, customers, advertisers, suppliers, distributors, agents and others and payments with respect to AX250, AX451, AX313, and AX552) and (b) the Purchased Assets (including any such mail and other correspondence and communications (including electronic mail) from the FDA or any other Governmental Entity, customers, advertisers, suppliers, distributors, agents and others and payments with respect to the Purchased Assets);

(ix) the right to enforce and to represent to third parties that Purchaser is the successor to all of Seller’s rights, in its capacity as assignee of Assignor, with respect to the Purchased Intellectual Property;

(x) all originals and copies of all files and assignment documentation pertaining to the existence, validity, availability, registrability, infringement, enforcement or ownership of any of the Purchased Intellectual Property (including all of Seller’s rights, claims or causes of action, in its capacity as assignee of Assignor, under any invention assignment agreements and similar contracts to the extent related to the AX250, AX451, AX313, and AX552) and documentation of the development, conception or reduction to practice thereof; provided that Seller shall be entitled to retain copies thereof for legal record-keeping purposes;

(xi) all of Seller’s rights, claims or causes of action, in its capacity as assignee of Assignor, against third parties relating to the assets, properties, business or operations with respect to the Purchased Assets and the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of Seller, in its capacity as assignee of Assignor, to the extent solely related to the Purchased Assets or the Assumed Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, except for such rights, claims and causes of related to the Excluded Assets or Retained Liabilities;

(xii) all goodwill associated with any of the Purchased Assets; and

(xiii) Other than the Excluded Deposits, all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent used in or held for use for the Purchased Assets listed in clauses (i) through (x) above or the Assumed Liabilities.

(b) Other than the Purchased Assets, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets”). Excluded Assets include, without limitation, the following assets, properties and rights of Seller:

(i) all cash, cash equivalents, bank accounts, securities and certificates of deposit;

(ii) the $382,561.21 deposit and $1,791,565.00 long term deposit reflected on Exhibit A to the Affidavit of Inventory Pursuant to 10 Del C. §7381 filed with the Court on August 23, 2024 (collectively, the “Excluded Deposits”).

(iii) all accounts receivable and payment intangibles receivable by Seller in its capacity as assignee of Assignor, including the $20,354.40 Interco receivable Europe reflect on Exhibit A to the Affidavit of Inventory Pursuant to 10 Del C. § 7381 filed with the Court on August 23, 2024;

(iv) all utility and leasehold security deposits;

(v) all claims and causes of action that are not specifically included in the Purchased Assets;

(vi) all insurance policies and all rights and claims thereunder and any proceeds thereof in each case that are not related to the Purchased Assets;

(vii) all Tax assets (including duty and Tax refunds and prepayments) of Seller, in its capacity as assignee of Assignor attributable to any Pre-Closing Tax Period;

(viii) the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with the corporate organization of the Seller or Assignor (other than the Business Books and Records);

(ix) all files or records that Seller is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain, including any such employee related or employee benefit related files or records (provided, however, that Seller shall deliver copies to Purchaser of any records retained by Seller or Assignee that are Purchased Assets hereunder but are required to be retained by Seller pursuant to applicable Law);

(x) the assets, properties and rights specifically set forth on Schedule 1.04(b)(ix);

(xi) all other assets not expressly included in the Purchased Assets; and

(xii) the rights which accrue or will accrue to Seller under the Transaction Documents.

1.05 Consents to Certain Assignments.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, transfer or assign, directly or indirectly, any Purchased Asset if an attempted direct or indirect sale, conveyance, transfer or assignment thereof, without the consent or waiver of rights of a third party, would constitute a breach, default, violation or other contravention of the rights of such third party under applicable Law, would be ineffective with respect to any party to an agreement concerning such Purchased Asset, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such Purchased Asset (each, a “Non-Transferred Asset”). If any such direct or indirect sale, conveyance, transfer or assignment by Seller to Purchaser, or any direct or indirect acquisition or assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any Purchased Assets requires the consent or waiver of rights of a third party under contract or applicable Law, then such sale, conveyance, transfer or assignment or acquisition or assumption shall be subject to such consent or waiver of rights being obtained.

(b) Except for the Required Consents, if any such consent or waiver of rights referred to in Section 1.05(a) is not obtained prior to the Closing, or if an attempted transfer or assignment thereof would be ineffective or a violation of applicable Law, then, until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser or its designee, each Non-Transferred Asset shall be held by Seller as agent for the Purchaser, and Seller shall, to the extent permitted by applicable Law, use reasonable best efforts to provide to Purchaser the benefits and Purchaser shall assume the obligations and bear the economic burdens associated with such Non-Transferred Asset. Seller and Purchaser shall use reasonable best efforts to (i) enter into agreements (including subcontracting, sublicensing or subleasing, if permitted) by which (A) Seller shall, at Purchaser’s sole expense, without interruption of the Business, provide Purchaser with the economic and operational equivalent of obtaining the requisite third party consent and assigning the applicable Non-Transferred Asset to Purchaser (including, with the prior written consent of Purchaser, enforcing for the benefit of Purchaser, and at Purchaser’s sole expense, all claims or rights arising thereunder) and (B) Purchaser shall perform, at its sole expense, the obligations and assume the economic burdens of Seller or its Affiliates to be performed after the Closing with respect to such Non-Transferred Asset, and (ii) obtain the relevant consents or waiver of rights after the Closing Date, and Purchaser and Seller shall cooperate (at Purchaser’s expense) in any lawful and reasonable arrangement proposed by Purchaser under which Purchaser shall obtain (at Purchaser’s expense), without infringing upon the legal rights of such third party under applicable Law, the economic claims, rights, benefits or other interests under the Purchased Asset (and the Liabilities related thereto) with respect to which the consent or waiver of rights has not been obtained in accordance with this Agreement.

1.06 Assumed and Retained Liabilities.

(a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, and shall pay, perform and discharge when due, only any and all Liabilities solely to the extent arising on or after the Closing and relating to the Purchased Assets with respect to the period from and after the Closing (the “Assumed Liabilities”); provided that, for the avoidance of doubt, Assumed Liabilities shall not include any Seller Group Taxes.

(b) All other Liabilities, other than the Assumed Liabilities, shall be retained by and remain Liabilities of Seller (the “Retained Liabilities”). The Retained Liabilities shall include, but not be limited to, (i) any Liabilities arising prior to the Closing out of, or related to, the Purchased Assets and (ii) any Seller Group Taxes. For all purposes pertaining to this Agreement, Purchaser shall not have any liability of any kind with respect to any and all Liabilities of Seller or Assignor except for the Assumed Liabilities.

1.07 Asset Transfer; Delivery.

(a) Asset Transfer. Except as otherwise provided in this Section 1.07, title to all of the Purchased Assets shall pass to Purchaser as of the Closing Date, and Seller shall make available to Purchaser possession of all of the Purchased Assets as provided in subsection (b) of this Section 1.07.

(b) Delivery of Purchased Assets. On the Closing Date, Seller shall make available to Purchaser possession of the Purchased Assets and Purchaser shall take possession of the Purchased Assets promptly but in all cases within thirty (30) days of the Closing Date; provided, however, that the expenses of storing (after the Closing Date), retrieving, removing and transferring the Purchased Assets shall be borne exclusively by Purchaser. Seller shall have no obligation with respect to any Purchased Assets of which Purchaser has not taken possession within thirty (30) days of the Closing Date, which may be retained or disposed of by Seller in its sole discretion. All risk of loss to the Purchased Assets not retrieved or removed by Purchaser after thirty (30) days following the Closing Date shall be borne by Purchaser.

1.08 Alternative Transaction.

(a) Purchaser expressly acknowledges that this Agreement is subject to an auction process (the “Auction”) and consideration by Seller of higher or better competing bids with respect to an Alternative Transaction (both before and after the Effective Date) and that the execution of this Agreement by the Parties shall not restrict Seller from engaging in discussions with one or more potential Alternative Buyers related to the sale of the Purchased Assets or otherwise entering into a definitive agreement with an Alternative Buyer related to an Alternative Transaction; provided that if Seller engages in any discussions with an Alternative Buyer, Seller shall give Purchaser prior written notice that Seller intends to engage in such discussions.

(b) The Parties agree that, if as a result of the Auction, Seller elects to proceed with an Alternative Transaction with an Alternative Buyer, but Purchaser otherwise submits the next highest or otherwise best bid at the Auction (the “Back-Up Bid”), (i) Purchaser may be designated as having submitted the Back-Up Bid at the close of the Auction, and (ii) if the selected Alternative Buyer and Seller subsequently fail to consummate the Alternative Transaction, Seller, may proceed with the Transactions as modified by the Back-Up Bid at the Auction; provided that Seller is required to designate the Purchaser as the Back-Up Bid prior to the closing of the Auction and Seller’s Back-Up Bid shall remain binding until the Back-Up Termination Date.

1.09 Stalking Horse Protections.

(a) Seller acknowledges and agrees that Purchaser has expended considerable time and expense in connection with this Agreement and the negotiation hereof, and that the entry into this Agreement provides value to the Seller by, among other things, potentially inducing third parties to submit higher or better offers for the Purchased Assets. Therefore, if after this Agreement becomes a binding obligation on Seller, the Seller consummates an Alternative Transaction with an Alternative Buyer, Seller shall pay (in cash by wire transfer of immediately available funds) to Purchaser a breakup fee equal to five percent (5%) of the Purchase Price (the “Stalking Horse Protections”). The Parties agree that the Stalking Horse Protections are a material and necessary inducement to Purchaser to enter into this Agreement and that Seller’s obligation to pay the Stalking Horse Protections pursuant to this Section 1.09 shall survive any termination of this Agreement.

(b) The Stalking Horse Protections shall be paid in full to Purchaser, out of the purchase price paid by the Alternative Buyer in the Alternative Transaction, at the time of and as a condition to the closing of the Alternative Transaction. Seller shall cause such payment to be included as a term of any Alternative Transaction.

Article II
CLOSING

2.01 Closing. Subject to the satisfaction (or waiver, as applicable) of the closing conditions set forth in Article VIII, unless otherwise agreed to in writing by the Parties hereto, the closing of the Transactions (the “Closing”) shall occur three (3) Business Days after the later of: (i) satisfaction of the closing condition set forth in Section 8.02(iii) and (ii)(a) the expiration of the Bid Deadline, if there are no other bids by third parties to purchase the Purchased Assets by the Bid Deadline or (b) the conclusion of the Auction if there are other bids by third parties to purchase the Purchased Assets by the Bid Deadline and at the Auction, Purchaser’s bid is selected as highest or best bid (the “Successful Bid”); provided, however, that, to the extent that the Successful Bid contains material modifications from the terms of this Agreement, other than an increase in the Purchase Price, Closing shall occur within three (3) Business Days after Seller complies with the notice procedures in Section 6.05 of this Agreement with respect to the Successful Bid (the “Updated ABC Notice”); provided, further, that if the only material modifications in the Successful Bid from the terms of this Agreement is an increase in the Purchase Price, the Seller shall, within three (3) Business Days, file a letter with the Court advising the Court of the increased Purchase Price (the “Sale Letter”) and requesting that the Parties be permitted to promptly proceed to Closing. The Closing shall take place remotely by electronic exchange of documents and signatures, deliverables and wire transfer of funds, in each case as and to the extent required by this Agreement (the “Closing Date”).

2.02 Closing Deliverables. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Purchaser:

(i) a duly executed bill of sale substantially in the form of Exhibit C (the “Bill of Sale”);

(ii) a duly executed assignment and assumption agreement substantially in the form of Exhibit D (the “Assignment and Assumption Agreement”) (if required for the transfer of any Purchased Assets);

(iii) duly executed and acknowledged (as appropriate) assignments of the U.S. patents and patent applications included in the Purchased Intellectual Property, substantially in the form of Exhibit E (the “Assignment of Patents”);

(iv) a duly executed counterpart to each of the other Transaction Documents to which Seller is a party;

(v) evidence reasonably satisfactory to Purchaser that Seller has obtained the Required Consents in accordance with Section 8.01(d) of this Agreement;

(vi) a secretary’s certificate signed by a duly authorized officer or manager of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by Seller authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, that all such resolutions are in full force and effect and are all the resolutions required to be adopted in connection with the Transactions;

(vii) a valid, complete and duly executed IRS Form W-9 from each of (x) Assignor and (y) Seller (or the regarded owner of Seller if Seller is a disregarded entity for U.S. federal income tax purposes); and

(viii) such other documents or instruments as Purchaser reasonably requests and are reasonably necessary to consummate the Transactions.

(b) Purchaser shall deliver, or cause to be delivered, to Seller:

(i) the Closing Date Payment, which shall be paid by wire transfer of immediately available funds to one or more accounts designated in writing by Seller (such designation to be made at least one (1) Business Day prior to the Closing Date);

(ii) duly executed counterparts (as applicable) to the Bill of Sale, the Assignment and Assumption Agreement and each of the other Transaction Documents to which Purchaser is a party; and

(iii) a secretary’s certificate signed by a duly authorized officer or manager of Purchaser certifying that attached thereto are true and complete copies of all resolutions adopted by Purchaser authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions, that all such resolutions are in full force and effect and are all the resolutions required to be adopted in connection with the Transactions.

2.03 Withholding. Purchaser, its Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from any payments to Seller or any other Persons made pursuant to, or contemplated by, this Agreement such amounts as may be required to be deducted or withheld with respect to such payments under the Code or any other applicable Laws, and shall be provided any necessary Tax forms, including IRS Form W-9 or the appropriate version of IRS Form W-8, as applicable, and any similar information. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article III
AS IS

3.01 AS-IS. THE PURCHASED ASSETS WILL BE SOLD, ASSIGNED, TRANSFERRED AND CONVEYED TO PURCHASER ON THE CLOSING DATE “AS-IS WITH ALL FAULTS” AND “WHERE-IS”, WITH NO REPRESENTATIONS OR WARRANTIES OF ANY NATURE WITH RESPECT TO THE PURCHASED ASSETS OTHER

THAN AS EXPRESSLY PROVIDED FOR HEREIN, AND SUBJECT TO ANY AND ALL ENCUMBRANCES.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

4.01 Organization; Standing; Power. Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Purchaser is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary, except for any failure to be so qualified or in good standing that, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.02 Authority; Execution and Delivery; Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which it is or is contemplated to be a party and the consummation by Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of Purchaser. Purchaser has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery each other party thereto), such Transaction Document will constitute Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

4.03 No Conflicts; Governmental Approvals.

(a) The execution, delivery and performance by Purchaser of this Agreement and each other Transaction Document to which it is a party, or is contemplated to be a party, and the consummation of the Transactions and compliance with the terms hereof and thereof will not (i) violate any provision of Purchaser’s Organizational Documents, (ii) violate any Judgment or Law applicable to Purchaser, or (iii) in any material respect conflict with or result in the material breach of any material (b) No Governmental Approval from any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement and any other Transaction Document to which Purchaser is, or is contemplated to be, a party or the consummation of the Transactions, except for any Governmental Approval that, if not obtained, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.04 Litigation. There is no Action pending or any claim that has been asserted or threatened in writing against or affecting Purchaser that, individually or in the aggregate, challenges or seeks to prevent, enjoin or otherwise delay the Transactions or that has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

4.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Purchaser.

4.06 Funding. Purchaser currently has available to it, and will have available to it at the Closing, sufficient funds to pay the Closing Date Payment to Seller at the Closing. Purchaser’s ability to perform its financial obligations under this Agreement is therefore not subject to any financing contingency.

4.07 Independent Investigation; Acknowledgement of No Other Representations and Warranties.

(a) (a) PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT INVESTIGATION, REVIEW AND ANALYSIS OF THE PURCHASED ASSETS, AND ACKNOWLEDGES THAT IT HAS BEEN PROVIDED ADEQUATE ACCESS TO THE PERSONNEL, PROPERTIES, ASSETS, PREMISES, BOOKS AND RECORDS, AND OTHER DOCUMENTS AND DATA OF SELLER FOR SUCH PURPOSE. PURCHASER ACKNOWLEDGES AND AGREES THAT (I) IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND TO CONSUMMATE THE TRANSACTIONS, PURCHASER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE V HEREOF (INCLUDING RELATED PORTIONS OF THE DISCLOSURE SCHEDULE) AND (II) NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO SELLER OR ASSIGNOR, THE PURCHASED ASSETS OR THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V HEREOF (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE) AND PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED THEREIN, THE PURCHASED ASSETS ARE BEING SOLD, CONVEYED, ASSIGNED AND TRANSFERRED ON A “WHERE IS” AND, AS TO CONDITION, “AS IS WITH ALL FAULTS” BASIS AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ITS REPRESENTATIVES, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, EXCEPT AS EXPRESSLY STATED HEREIN.

PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PURCHASED ASSETS ARE BEING SOLD “AS-IS, WHERE-IS, WITH ALL FAULTS.”

(b) PURCHASER ACKNOWLEDGES THAT SOME OF THE PURCHASED ASSETS MAY CONTAIN THIRD-PARTY INTELLECTUAL PROPERTY THAT MAY HAVE BEEN LICENSED BY ASSIGNOR OR OTHERWISE ACQUIRED BY ASSIGNOR. PURCHASER UNDERSTANDS THAT SELLER MAY BE UNABLE TO TRANSFER INTELLECTUAL PROPERTY BELONGING TO A THIRD PARTY WITHOUT THE EXPRESS WRITTEN CONSENT OF THAT PARTY, WHICH MAY NOT BE OBTAINED OR SOUGHT BY SELLER AS A PART OF THIS AGREEMENT. PURCHASER SHALL ACCEPT FULL RESPONSIBILITY FOR COMMUNICATING WITH THIRD PARTIES WHOSE INTELLECTUAL PROPERTY MAY BE INCLUDED IN THE PURCHASER ASSETS TRANSFERRED HEREBY AND SHALL BE RESPONSIBLE FOR ANY AND ALL LICENSING OR OTHER FEES, COSTS, EXPENSES OR CHARGES THAT MAY BE ASSOCIATED WITH USING SAID ASSETS UNDER APPLICABLE LAW.

4.08 Limitation of Remedy in Favor of Purchaser. PURCHASER HEREBY AGREES THAT ITS SOLE REMEDY RESULTING FROM ANY BREACH OF ANY REPRESENTATION(S), WARRANTY(IES), COVENANTS OR AGREEMENTS PROVIDED BY SELLER HEREIN IS TO ASSERT A GENERAL UNSECURED CLAIM AGAINST SELLER’S ASSIGNMENT ESTATE FOR DAMAGES INCURRED BY PURCHASER AS A RESULT OF SUCH BREACH, WITH ANY SUCH CLAIM, TO THE EXTENT AGREED TO BY SELLER OR ALLOWED BY A COURT OF LAW, TO BE TREATED IN THE SAME MANNER AS ALL OTHER GENERAL UNSECURED CLAIMS ASSERTED AGAINST SELLER’S ASSIGNMENT ESTATES. PURCHASER HEREBY FURTHER AGREES THAT (I) UNDER NO CIRCUMSTANCE MAY ANY SUCH CLAIM(S) ASSERTED BY PURCHASER EXCEED, IN THE AGGREGATE, THE PURCHASE PRICE AND (II) IN NO EVENT SHALL SELLER OR ASSIGNOR BE RESPONSIBLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR OTHER SIMILAR DAMAGES.

Article V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, in each case except as otherwise set forth in the Disclosure Schedule delivered by Seller to Purchaser concurrently herewith (the “Disclosure Schedule”), as follows:

5.01 Organization; Standing; Power. Seller is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller has all requisite limited liability company power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. Seller is duly qualified to do business and is in good standing (or its equivalent status) in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification or good standing necessary.

5.02 Authority; Execution and Delivery; Enforceability. As assignee, Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or is contemplated to be a party, and to perform its obligations hereunder and under the General Assignment. The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is or is contemplated to be a party and the consummation by Seller of the Transactions have been duly authorized by all requisite limited liability company action on the part of Seller. Seller has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).

5.03 No Conflicts; Governmental Approvals.

(a) The execution, delivery and performance by Seller of this Agreement and each other Transaction Document to which it is a party, or is contemplated to be a party, and the consummation of the Transactions and compliance with the terms hereof and thereof will not (i) violate any provision of Seller’s Organizational Documents, (ii) violate any Judgment or Law applicable to Seller or its properties or assets, or (iii) except for any third party consent, notice or authorization required for assignment of any Transferred Contract pursuant to this Agreement, in any material respect conflict with or result in the breach of any material agreement to which Seller is a party.

(b) To the Knowledge of Seller, no Governmental Approval from any Governmental Entity is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement and any other Transaction Document to which Seller is, or is contemplated to be, a party or the consummation of the Transactions.

5.04 Compliance With Laws. Seller is in compliance in all material respects with all Laws and Judgments applicable to the Purchased Assets. Since July 22, 2024 (the “Assignment Date”), Seller has received no written notification or communication from any Governmental Entity asserting that Seller is not in compliance with any Law or Judgment with respect to the Purchased Assets.

5.05 Transferred Contracts. With respect to the Transferred Contracts, (i) except as a result of, or arising in connection with this Agreement, Seller has not received any written notice of any default under any Transferred Contract, other than defaults that have been cured or waived in writing and (ii) Seller has not provided or received any written notice of any intention to terminate any Transferred Contract nor has a counterparty notified Seller of an unwillingness to contract with Purchaser.

5.06 Assignee. All rights of Seller with regard to the ownership and possession of the Purchased Assets are rights held as assignee pursuant to the General Assignment made by Assignor. Pursuant to the General Assignment, Assignor has informed Seller that it transferred all of Assignor’s right, title and interest in and to the Purchased Assets to Seller. Pursuant to this Agreement, Seller, solely in its capacity as assignee, sells, assigns, and transfers all of its right, title and interest in and to the Purchased Assets to Purchaser.

5.07 Title. Seller sells, assigns, transfers and conveys all of its right, title and interest in and to the Purchased Assets to Purchaser “as-is” and “where-is”, and the Purchased Assets shall be sold, assigned, transferred and conveyed subject to any and all Encumbrances.

5.08 Litigation. Other than the Civil Case filed by AIT Worldwide Logistics, Inc. in the Superior Court for the Commonwealth of Massachusetts (Case No. 2477CV00403), to the Knowledge of Seller, there is no Action pending or any claim that has been asserted or threatened in writing relating to the Purchased Assets.

5.09 Brokers. Except for Rock Creek Advisors LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

5.10 AS-IS SALE; DISCLAIMERS; RELEASE. IT IS UNDERSTOOD AND AGREED THAT, UNLESS EXPRESSLY STATED HEREIN, (A) SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ON BEHALF OF SELLER OR ANY OTHER PARTY WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (B) ALL PURCHASED ASSETS SHALL BE TRANSFERRED ON AN “AS-IS” “WHERE-IS, WITH ALL FAULTS” BASIS, AND IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES IN CONNECTION WITH THE DUE DILIGENCE INVESTIGATION OF THE PURCHASED ASSETS OR THE NEGOTIATION AND ENTERING INTO OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTION.

Article VI
COVENANTS

6.01 Confidentiality. After the Closing Date, Seller shall keep confidential and instruct its Affiliates and Representatives to keep Purchaser or the Purchased Assets that remains in or comes into such Person’s possession in any form (“Confidential Information”). The foregoing shall not preclude Seller from (i) disclosing such Confidential Information if (A) required to disclose the same by any Governmental Entity, or by other requirements of any applicable Law, (B) reasonably necessary with respect to the prosecution or defense of any claim that is then pending or threatened against Seller (or its Affiliates or Representatives), or (C) as required pursuant to Article VII. Confidential Information shall not include any information that is, was or becomes publicly available (other than as a result of a breach of this Agreement by Seller). If Seller or any of its Affiliates or Representatives is required by any applicable Law (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, Seller will provide Purchaser with prior written notice (email being sufficient), to the extent practicable and legally permitted, of any such request or requirement so that Purchaser may seek, at Purchaser’s sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 6.01. If a protective order or the receipt of a waiver hereunder has not been obtained, or if prior written notice is not possible, and Seller has been advised by counsel that it is required to disclose Confidential Information, Seller may disclose that portion of the Confidential Information that its counsel advises Seller it is required to disclose.

6.02 Fees and Expenses. Except as otherwise expressly provided in any Transaction Document, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses. This Section 6.02 does not relate to Transfer Taxes, which are the subject of Section 7.02.

6.03 Public Announcements. Purchaser may issue any press release or other public statements with respect to the Transactions after prior consultation with Seller. Seller shall not issue any press release or other public statements with respect to the Transactions without the prior written consent of Purchaser, except as may be required by applicable Law, or court process, in which case Seller shall use commercially reasonable efforts to consult in good faith with Purchaser before issuing any such press release or making any such public announcement.

6.04 Further Assurances. After the Closing, each of Seller and Purchaser shall use their respective commercially reasonable efforts, and Seller shall use commercially reasonable efforts to cause Assignor, from time to time (i) to execute and deliver, or cause to be executed and delivered by its respective applicable Affiliates, at the reasonable request of the other party such additional documents and instruments, including any assignment or assumption agreements, bills of sale, instruments of assignment, consents and other similar instruments in addition to those required by this Agreement, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby and thereby, (ii) to obtain all necessary consents, approvals, or waivers from third parties required in accordance with the transfer of any Purchased Asset from Seller to Purchaser pursuant to Section 1.04, and (iii) to provide any documents or other evidence of ownership as may be reasonably requested by Purchaser to confirm Purchaser’s ownership of the Purchased Assets.

6.05 Notice to Court of Chancery. Following the Effective Date or as required by Section 2.01 Seller shall: (i) provide notice and an affidavit to the Delaware Court of Chancery (the “Court”), as required by that certain Order Governing the Assignment for the Benefit of Creditors issued by the Court on August 7, 2024, as amended by the Order Amending Order Governing the

Assignment for the Benefit of Creditors issued by the Court on September 16, 2024, as may be further amended by the Court (the “ABC Order”) and (ii) in accordance with the ABC Order, provide notice of the Transaction and the terms of this Agreement or Successful Bid by Purchaser to all known creditors of Assignor and other Persons in interest (collectively, the “ABC Notice”). Notwithstanding the foregoing, Seller’s ABC Notice or Updated ABC Notice shall not create a binding obligation for Seller to consummate the Transactions and proceed to Closing and Purchaser acknowledges that Seller reserves the right to continue to entertain other bids by potential Alternative Buyers until conclusion of the Auction.

6.06 Preservation of Purchased Assets by Seller. Except (i) as set forth on Schedule 6.06 hereto, (ii) as may be approved by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned) or (iii) as is otherwise expressly required by this Agreement or Laws or by Order of any Governmental Entity, from the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a) Seller shall use its commercially reasonable efforts to (a) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, if applicable, (b) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation, (c) maintain the Business Books and Records in accordance with past practice; and (d) comply in all material respects with all Laws related to the ownership and use of the Purchased Assets.

(b) Seller shall not:

(i) sell, license, abandon or otherwise dispose of any material asset or property constituting Purchased Assets other than (i) for the purpose of disposing of obsolete or worthless assets or (ii) in connection with an Alternative Transaction;

(ii) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets (except inventory), that as of the Closing would constitute Purchased Assets;

(iii) amend, modify or terminate any Transferred Contract or enter into any new contract in respect of the Purchased Assets other than as required (in Purchaser’s discretion) to effectuate the assignment of such Transferred Contract to Purchaser;

(iv) change its present accounting methods or principles in any material respect, except as required by GAAP or Law; or

(v) make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes, other than as required by the Code or Law, and in each case that could have a material effect on the amount of Taxes due in relation to the Purchased Assets for a taxable period (or portion thereof) beginning after the Closing Date.

6.07 Access to Information. From the Effective Date until the earlier of the Closing Date and the termination of this Agreement, Seller shall grant Purchaser and its representatives reasonable access, during normal business hours and upon reasonable notice (and in the event of a facility visit request, at least forty-eight (48) hours prior notice), to the personnel, facilities, books and records related to the Business or the Purchased Assets that are in the possession or under the control of Seller; provided, however, that (i) all requests for access shall be directed to such other person(s) as Seller may designate in writing from time to time, (ii) Seller shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.07, (iii) such access or related activities would not cause a violation of any agreement to which Seller is a party, (iv) no Personal Information shall be disclosed or used other than in compliance with applicable privacy law and (v) nothing herein shall require Seller or its representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege, or (B) legal counsel for Seller reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to applicable Law.

Article VII
TAX MATTERS

7.01 Purchase Price Allocations. The Parties agree that the Purchase Price paid to Seller (and any other relevant items for Income Tax purposes) will be allocated among the Purchased Assets for all Income Tax purposes in a manner consistent with Section 1060 of the Code and the treasury regulations promulgated thereunder. No later than 120 days after the Closing Date, Purchaser shall prepare or cause to be prepared and delivered to Seller a copy of IRS Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”) allocating the Purchase Price (and any other relevant items for Income Tax purposes) among the Purchased Assets. Purchaser, Seller and their respective Affiliates shall file all Tax Returns and information reports in a manner consistent with such Asset Acquisition Statement as prepared by Purchaser (unless Seller has a good faith dispute regarding the Asset Acquisition Statement), shall cooperate in good faith in filing such Tax Returns to the extent necessary and shall take no position inconsistent therewith (except otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code)).

7.02 Transfer Taxes. Purchaser shall be responsible for any Transfer Taxes applicable to the conveyance and transfer from Seller to Purchaser of the Purchased Assets. Seller, on the one hand, and Purchaser and its Affiliates, on the other hand, shall cooperate in timely making all filings, returns, reports and forms, as and when required, to comply with the provisions of any applicable Tax Laws. Seller and Purchaser and their respective Affiliates shall cooperate in minimizing any Transfer Taxes.

7.03 Tax Deficiencies. Seller shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to the Seller Group with respect to taxable periods ending on or before, or including, the Closing Date of a character or nature that could reasonably be expected to result in liens or claims on any of the Purchased Assets or on Purchaser’s title or use of the Purchased Assets following the Closing Date or that would reasonably be expected to result in any claim against Purchaser. As soon as reasonably practicable, following the

Closing Date, Seller will pay or discharge any Seller Group Taxes of the Seller Group that remains unpaid after the Closing.

7.04 Tax Apportionment. Except for Transfer Taxes (which shall be exclusively governed by Section 7.02), all real property Taxes, personal property Taxes, ad valorem Taxes, and similar Taxes and obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Purchaser as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (the “Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”). Seller shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. Purchaser shall be liable for the proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.

Article VIII
CONDITIONS TO CLOSING

8.01 Conditions to Purchaser’s Obligations. Purchaser’s obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Purchaser may expressly waive the same in writing:

(a) No Order or Law preventing the consummation of the Transactions shall be in effect;

(b) All representations and warranties of Seller in Article V are true and correct in all material respects as of the date hereof and as of the Closing Date;

(c) Seller shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing;

(d) Seller has obtained third party consents with respect to the Transferred Contracts set forth on Schedule 8.01(c) to this Agreement (the “Required Consents”);

(e) (a) No objection to the Transaction and the terms of this Agreement shall have been filed with the Court or provided to Seller by the deadline set forth in the ABC Notice (or Updated ABC Notice, as applicable) in accordance with Section 2.01, Section 6.05 and the ABC Order, (a “Sale Objection”), or (b) if a Sale Objection has been filed with the Court or provided to Seller, all such Sale Objections have been withdrawn or the Court otherwise expressly authorizes and permits the Transactions to be consummated notwithstanding such Sale Objection; and

(f) Seller has delivered the deliverables set forth in Section 2.02(a).

8.02 Conditions to Seller’s Obligations. Seller’s obligations hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

(a) No Order or Law preventing the consummation of the Transactions shall be in effect;

(b) All representations and warranties of Purchaser in Article IV are true and correct in all material respects as of the date hereof and as of the Closing Date;

(c) Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing;

(d) Purchaser has delivered the deliverables set forth in Section 2.02(b);

(e) No Sale Objection shall have been filed with the Court or provided to Seller by the deadline set forth in the ABC Notice (or Updated ABC Notice, as applicable) in accordance with Section 2.01, Section 6.05 and the ABC Order, or (b) if a Sale Objection has been filed with the Court or provided to Seller, all such Sale Objections have been withdrawn or the Court otherwise expressly authorizes and permits the Transactions to be consummated notwithstanding such Sale Objection; and

(f) The Bid Deadline has expired and (a) there are either no other bids by third parties to acquire the Purchased Assets or (b) if there are such other bids, Seller has elected to proceed with Closing the Transaction under this Agreement with Purchaser and has complied with the requirements of the Updated ABC Notice and Sale Letter as applicable.

Article IX
INDEMNIFICATION; NO SURVIVAL

9.01 No Indemnification.

(a) Seller is selling to Purchaser the Purchased Assets on an “AS IS” and “WHERE IS” basis, with no representations or warranties as to merchantability, fitness or usability or in any other regard. Neither Purchaser nor Seller hereby agrees to defend, indemnify or hold harmless the other Party or any Affiliate or Representative of Purchaser or the Seller Group from and against and in respect of any Loss related to the Purchased Assets, the Assumed Liabilities, the Excluded Assets or the Retained Liabilities.

(b) For the purpose of this Article IX, “Loss” shall mean and include any and all loss, damage, claim, expense, cost, fine, fee, penalty, or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys’ fees and other legal costs and expenses relating thereto.

9.02 No Survival of Representations and Warranties; Survival of Covenants.

(a) The Parties agree that the representations and warranties contained in Article IV and Article V shall not survive the Closing hereunder and neither Purchaser nor Seller shall have any Liability after the Closing for any breach thereof.

(b) The Parties agree that the covenants contained in this Agreement to be performed at or before the Closing shall not survive the Closing hereunder and neither Purchaser nor Seller shall have any Liability after the Closing for any breach thereof.

(c) The Parties agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing, and each Party shall be liable to the other after the Closing for any breach thereof subject to Section 11.09.

Article X
TERMINATION

10.01 Termination. This Agreement may be terminated at any time prior to the Closing Date in the following manners:

(a) Mutual written consent of Seller and Purchaser;

(b) By Seller if: (i) Purchaser breaches any term of this Agreement (including the failure to pay the Escrow Deposit or the Closing Date Payment) such that the conditions set forth in Section 8.02 hereof are incapable of being satisfied; or (ii) any of Purchaser’s representations and warranties contained in this Agreement are inaccurate as of the date hereof or as of the Closing Date; provided, however, that if an inaccuracy in any of the Purchaser’s representations and warranties or a breach by the Purchaser is curable within ten (10) Business Days after the date of Purchaser’s receipt of written notice from the Seller of the occurrence of such inaccuracy or breach, then the Seller may not terminate this Agreement on account of such inaccuracy or breach: (A) during the ten (10) Business Day period commencing on the date on which the Purchaser receives notice of such inaccuracy or breach; or (B) after such ten (10) Business Day period if such inaccuracy or breach shall have been fully cured during such period;

(c) By Purchaser if: (i) Seller breaches any term of this Agreement such that the conditions set forth in Section 8.01 hereof are incapable of being satisfied; (ii) any of Seller’s representations and warranties contained in this Agreement are inaccurate as of the date hereof or as of the Closing Date; or (iii) Seller does not obtain the Required Consents in accordance with Section 8.01(d); provided, however, that, with respect to clauses (i) and (ii) hereof, if an inaccuracy in Seller’s representations and warranties or a breach by Seller is curable by it within ten (10) Business Days after the date of written notice from Purchaser to Seller of the occurrence of such inaccuracy or breach, then Purchaser may not terminate this Agreement on account of such inaccuracy or breach: (A) during the ten (10) Business Day period commencing on the date on which Seller receives notice of such inaccuracy or breach; or (B) after such ten (10) Business Day period if such inaccuracy or breach shall have been fully cured during such period;

(d) By Seller or Purchaser, if any applicable Law makes consummation of the Transactions illegal or otherwise prohibited by Law, or consummation of the Transactions would violate any nonappealable final Order of any Governmental Entity having competent jurisdiction;

(e) Subject to Section 1.08(b), as applicable, (i) automatically upon the consummation of a sale or other disposition of all or substantially all of the Purchased Assets to a Person other than Purchaser and (ii) automatically, if, at the close of the Auction, Purchaser’s bid has not been selected as either the winning bid or the Back-Up Bid, provided, however, that if

Purchaser’s bid at the Auction is selected as the Back-Up Bid, then this Agreement shall not terminate (unless otherwise validly terminated pursuant to this Section 10.01) until (A) Seller consummates an Alternative Transaction with an Alternative Buyer or (B) the Back-Up Termination Date;

(f) By Purchaser or Seller, if a Sale Objection has been made and such Sale Objection is not subsequently withdrawn, or the Court does not otherwise expressly authorize and permit the Transaction to close notwithstanding the Sale Objection;

(g) By Purchaser, by written notice from Purchaser to Seller, if the Closing has not occurred on or prior to December 1, 2024 (the “Outside Date”); provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 10.01(g) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement (it being understood, acknowledged, and agreed that if Seller is unable to provide any required Closing deliverable of Seller, then Seller shall be deemed to have been responsible for such failure of the Closing for purposes of this Section 10.01(g)).

10.02 Effects of Termination. In the event of termination of this Agreement, written notice thereof shall forthwith be given by the terminating Party to the other Party (as applicable) and this Agreement shall terminate and the Transactions shall be abandoned (except as otherwise provided in Section 1.08(b) and Section 1.09) without further action by any of the Parties hereto and all further obligations of the Parties hereto under this Agreement shall terminate without further Liability or obligation to the other Parties hereto (except as otherwise provided in Section 1.08(b), Section 1.09, Section 10.02 and ARTICLE XI); provided, however, that no Party shall be relieved of any Liability arising from fraud or any intentional breach by such Party of any provision of this Agreement.

Article XI
GENERAL PROVISIONS

11.01 Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail of a .pdf document if sent at or prior to 5 p.m. Eastern Time, and on the next Business Day if sent after 5 p.m. Eastern Time, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses:

(a) if to Seller:

AVX (ABC), LLC

c/o Rock Creek Advisors

(i) Belmar Blvd.

Belmar, NJ 07719

Attn: James Gansman

with a copy to:

Troutman Pepper Hamilton Sanders LLP Hercules Plaza, 1313 N Market St #1000 Wilmington, DE 19801

Attn: Evelyn Meltzer

(b) if to Purchaser, to:

Spruce Biosciences, Inc.

(i) Gateway Boulevard, Suite 740

South San Francisco, California 94080

Attn: Samir Gharib, President and Chief Financial Officer

Email: sgharib@sprucebio.com

with a copy to:

Cooley LLP

(ii) Hudson Yards

New York, New York 10001-2157

Attn: Jason Kent; Polina Demina; Paul Springer

email: jkent@cooley.com; pdemina@cooley.com; pspringer@cooley.com or to such other address(es) as shall be furnished in writing by any such Party to the other Party hereto in accordance with the provisions of this Section 11.01.

11.02 Definitions. For purposes of this Agreement:

“$” means lawful money of the United States of America.

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any arbitration tribunal.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Alternative Buyer” means any third party who acquires all or substantially all of the Purchased Assets following the Effective Date (in a single transaction or a series of transactions).

“Alternative Transaction” means the consummation of any transaction, involving the sale (in a single transaction or a series of transactions) of all or substantially all of the Purchased Assets to a third party following the Effective Date.

“AX250” means a fusion protein comprising recombinant human alpha-N-acetylglucosaminidase (Naglu), an insulin-like growth factor 2 (IGF-II) tag, and a spacer peptide, and uses thereof including treatment of Sanfilippo Syndrome Type B, including the fusion protein of the following sequence:

DEAREAAAVRALVARLLGPGPAADFSVSVERALAAKPGLDTYSLGGGGAARVRVRGSTGVAAAAGLHRYLRDFCGCHVAWSGSQLRLPRPLPAVPGELTEATPNRYRYYQNVCTQSYSFVWWDWARWEREIDWMALNGINLALAWSGQEAIWQRVYLALGLTQAEINEFFTGPAFLAWGRMGNLHTWDGPLPPSWHIKQLYLQHRVLDQMRSFGMTPVLPAFAGHVPEAVTRVFPQVNVTKMGSWGHFNCSYSCSFLLAPEDPIFPIIGSLFLRELIKEFGTDHIYGADTFNEMQPPSSEPSYLAAATTAVYEAMTAVDTEAVWLLQGWLFQHQPQFWGPAQIRAVLGAVPRGRLLVLDLFAESQPVYTRTASFQGQPFIWCMLHNFGGNHGLFGALEAVNGGPEAARLFPNSTMVGTGMAPEGISQNEVVYSLMAELGWRKDPVPDLAAWVTSFAARRYGVSHPDAGAAWRLLLRSVYNCSGEACRGHNRSPLVRRPSLQMNTSIWYNRSDVFEAWRLLLTSAPSLATSPAFRYDLLDLTRQAVQELVSLYYEEARSAYLSKELASLLRAGGVLAYELLPALDEVLASDSRFLLGSWLEQARAAAVSEAEADFYEQNSRYQLTLWGPEGNILDYANKQLAGLVANYYTPRWRLFLEALVDSVAQGIPFQQHQFDKNVFQLEQAFVLSKQRYPSQPRGDTVDLAKKIFLKYYPRWVAGSWGAPGGGSPAPAPTPAPAPTPAPAGGGPSGAPLCGGELVDTLQFVCGDRGFYFSRPASRVSARSRGIVEECCFRSCDLALLETYCATPAKSE

“AX313” means a sulfamidase for intracerebroventricular enzyme, and uses thereof including as replacement therapy for Sanfilippo syndrome type A.

“AX451” means a 0-hexosaminidase variant α subunit homodimer (also called “HexD3”), wherein each variant α subunit is a hybrid comprising the signal sequence and amino terminal sequences of the 0 subunit, fused to the carboxy terminal of the α subunit that has substitutions or deletions at specified amino acid positions of the native 0-hexosaminidase α subunit sequence, and uses thereof including treatment of GM2 gangliosidosis, including a 0-hexosaminidase variant α subunit homodimer of the following sequence:

MELCGLGLPRPPMLLALLLATLLAAMLALLTQVALVVQVAEAARAPSVSAKPGPALWPLPLSVKMTPNLLHLAPENFYISHSPNSTAGPSCTLLEEAFRRYHGYIFGFYKWHHEPAEFQAKTQVQQLLVSITLQSECDAFPNISSDESYTLLVKEPVAVLKANRVWGALRGLETFSQLVYQDSYGTFTINESTIIDSPRFPHRGLLLDTSRHYLPLKSILDTLDVMAYNKLNVFHWHLVDDQSFPYESFTFPELMRKGSYSLSHIYTAQDVKEVIEYARLRGIRVLAEFDTPGHTLSWGPGIPGLLTPCYSGSEPSGTFGPVNPSLNNTYEFMSTFFLEVSSVFPDFYLHLGGDEVDFTCWKSNPEIQDFMRKKGFGEDFKQLESFYIQTLLDIVSSYGKGYVVWQEVFDNKVKIQPDTIIQVWREDIPVNYMKELELVTKAGFRALLSAPWYLNRISYGQDWRKFYKVEPLAFEGTPEQKALVIGGEACMWGEYVDATNLVPRLWPRAGAVAERLWSNKLTRDMDDAYDRLSHFRCELVRRGVAAQPLYAGYCNQEFEQT

“AX552” means intracerebroventricular enzyme and uses thereof including as replacement therapy for GM1 gangliosidosis.

“Back-Up Termination Date” means sixty (60) days from the conclusion of the Auction.

“Bid Deadline” means the date to be set by Seller, in Seller’s sole discretion, by which all proposed bids or offers by third parties as an Alternative Buyer must be submitted to Seller.

“Business” means the business as has been conducted in the twelve (12) months prior to the Effective Date of each member of the Seller Group.

“Business Day” means any day on which commercial banks are generally open for business in Delaware, other than a Saturday, a Sunday or a day observed as a holiday in Delaware under the Laws of the State of Delaware or the Federal Laws of the United States of America.

“Code” means the Internal Revenue Code of 1986, as amended.

“Effect” means any state of facts, change, effect, condition, development, event or occurrence.

“Encumbrance” means any lien (statutory or other), encumbrance, security interest, pledge, mortgage, deed of trust, surface leases, ground leases or other leases of any kind, license or conditional sale agreement. Without limiting the generality of the foregoing, the term Encumbrance when used with respect to any Purchased Intellectual Property includes a license of such Purchased Intellectual Property previously granted, or purported to have been granted, by Seller or Assignor.

“Escrow Agent” means AVX (ABC) LLC Trust Account.

“Governmental Approval” means any consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity or any required notice to a Governmental Entity.

“Governmental Entity” means any Federal, state, provincial, local, domestic, foreign or multinational government, court of competent jurisdiction, regulatory or administrative agency or commission or other governmental authority.

“Income Tax” means any Tax imposed on or measured by net income, including franchise or similar Taxes measured by net income.

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including rights arising from the following: (i) patents and patent applications, and all inventions claimed therein, design rights, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing; (ii) Trademarks; (iii) works of authorship, copyrights and all registrations and applications for registration thereof, and any and all moral rights therein; (iv) trade secrets, confidential information, rights in data and databases, and know-how; (v) rights in formulae, methods, techniques, processes, assembly procedures, software, software code (in any form, including source code and executable or object code), subroutines, test results, test vectors, user interfaces, protocols, schematics, specifications, drawings, prototypes, molds and models, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), (vi) social media accounts, social media identifiers, internet domain name registrations, (vii) all rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto and (viii) all proceeds therefrom with respect to any of the foregoing, including any royalties.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means any judgment, order or decree issued, promulgated or entered into by or with any Governmental Entity.

“Knowledge of Seller” means the actual knowledge, after due inquiry, of James Gansman.

“Law” means any applicable law, statute, common law, rule, code, executive order, ordinance, treaty, regulation, decree, guidance or published administrative ruling or judgment of any Governmental Entity.

“Liabilities” means all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, formation or organization, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement, charter, joint venture agreement or such other organizational documents of such Person, and any amendment to or equivalent of any of the foregoing.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity or other entity, including any Governmental Entity.

“Personal Information” means any information in the possession or control of the Seller Group (solely as related to the Business) about an identifiable individual other than the name, title or business address, business email address or telephone number of any employee of the Seller Group.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Purchaser Material Adverse Effect” means any Effect that has been or would reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents or consummate the Transactions.

“Regulatory Application” means (a) the single application or set of applications for clinical investigation, approval and/or pre-market approval to conduct human clinical trials or manufacture and sell commercially a pharmaceutical therapeutic product submitted to the FDA including, without limitation, Investigational New Drug exemptions and any related registrations with or notifications to the FDA, and (b) any foreign equivalents to such applications filed with any other national or supranational Governmental Entity, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.

“Regulatory Information” means any filings, submissions, applications, data, Governmental Entity meeting briefing packages, summaries, reports or correspondence, including, without limitation, clinical data that has not yet been finalized in a clinical study report, clinical study reports, statistical analyses, investigator brochures, orphan drug designation requests, breakthrough designation requests, pediatric disease designation requests, dossiers, manufacturing data, drug master files, inspection reports, adverse event files and complaint files and correspondence, between the Seller Group and any Governmental Entity, including any IND, Regulatory Application and regulatory approval.

“Representatives” means, with respect to any Person, its directors, officers, employees, consultants, agents, investment bankers, financial advisors, attorneys, accountants and other representatives.

“Seller Group” means the Seller, Assignor and each of their Affiliates.

“Seller Group Taxes” means (i) all Taxes of the Seller Group, or for which the Seller Group is liable (including as a transferee or successor, pursuant to Treasury Regulations Section 1.1502-6, by contract, by operation of Laws (including any common law doctrine of de facto merger), or otherwise), in each case, for any taxable period; (ii) all Taxes related to the Excluded Assets or Retained Liabilities, in each case, for any taxable period; (iii) all Taxes relating to Assignor’s business, or the Purchased Assets (including deferred Taxes of any nature), in each case, for any taxable period that ends on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, for the portion of such taxable period ending on (and including) the Closing Date, calculated in accordance with Section 7.04 for the Apportioned Obligations; (iv) any Taxes that arise out of the Transactions (other than Transfer Taxes) including any withholding, payroll Taxes and Taxes resulting from any failure to comply with any bulk transfer law or similar Law in connection with the Transactions and (v) any Transfer Taxes in excess of the Transfer Taxes Cap.

“Seller Material Adverse Effect” means any Effect that has been or would reasonably be expected to become, individually or in the aggregate, materially adverse to the ability of Seller to perform its obligations under this Agreement or the other Transaction Documents or consummate the Transactions.

“Tax” or “Taxes” means (a) all forms of taxation imposed by any Federal, state, provincial, local, foreign or other taxing authority, including income, franchise, profits,

registration, license, lease, service, service use, property, sales, use, excise, employment, unemployment, excise, severance, payroll, social security, welfare, workers’ compensation, disability, environmental, stock, stamp, capital production, inventory, fuel, escheat, unclaimed property, estimated, customs, value added, ad valorem, transfer, recapture, withholding, health and other taxes, fees, assessments and charges of any kind, including any liability under any state, federal or foreign abandonment or unclaimed property, escheat or similar law, and including any interest, penalties and additions thereto and (b) any liability of any amounts of the type described in clause (a) of this definition payable as a result of being a transferee or successor or pursuant to any tax-sharing agreement or similar contract, operation of Law, or otherwise.

“Tax Return” means any report, return, document, declaration or other information or filing filed or required to be filed or supplied to any taxing authority with respect to Taxes, including any schedule or attachment or supplement thereto, including any amendment made with respect thereto and any claim for refund of any Tax.

“Trademark” means, collectively, trademarks, service marks trade names, slogans, logos, trade dress or other similar source or origin identifiers (whether statutory or common law, whether registered or unregistered), together with all (a) registrations and applications for any of the foregoing, (b) extensions or renewals thereof, (c) goodwill (if any) connected with use thereof or symbolized thereby, and (d) rights and privileges arising under contract or applicable Law with respect to any of the foregoing.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignments of Patents and any other agreement, instrument, or other document executed in connection with consummating the Acquisition or the Transactions.

“Transactions” means the Acquisition and the other transactions contemplated by the Transaction Documents.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, filing, value added, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and notarial or other fees arising out of, in connection with or attributable to the transactions effectuated pursuant to this Agreement; provided that Transfer Taxes shall not include Income Taxes.

“Transferred Contracts” means all contracts that are listed on Schedule A hereto.

11.03 Interpretation; Disclosure Schedule. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Each of the Parties hereto has participated in the drafting and negotiation of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Any matter disclosed in any Section of the Disclosure Schedule shall qualify the correspondingly numbered representation and warranty or covenant and any other representation and warranty or covenant of Purchaser or Seller to the extent that the relevance of any such disclosure to such other representation and warranty or covenant is reasonably apparent from the text of such disclosure. To the extent any deadline or date provided herein falls on a day other than a Business Day, such date shall be extended to the next Business Day.

11.04 Severability. Wherever possible, each provision hereof and of the Transaction Documents shall be interpreted in such a manner as to be effective and valid under applicable Law. In case any one or more term or provision contained herein shall, for any reason, be held to be invalid, illegal or incapable of being enforced by any rule or Law or public policy, such term, terms, provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the terms and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transactions may be consummated as originally contemplated to the fullest extent possible. No party hereto shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

11.05 Counterparts. This Agreement may be executed in one or more counterparts, either manually or electronically, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Transaction Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

11.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules hereto, taken together with the Disclosure Schedule, and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, among the Parties with respect to such subject matter, and are not intended to confer upon any Person other than the Parties hereto any rights or remedies.

11.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of choice or conflicts of laws thereof.

11.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party hereto without the prior written consent of the other Party; provided, however, that (a) Purchaser may assign (i) any of its rights or delegate any of its duties under this Agreement to any of its Affiliates, and (ii) its rights, but not its duties, under this Agreement to any of its financing sources, and (b) Seller may assign any of its rights or delegate any of its duties under this Agreement to any of its Affiliates. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and assigns.

11.09 Jurisdiction; Enforcement.

(a) Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state and federal courts of the State of Delaware for any Action arising out of or relating to this Agreement or any Transaction Document or the transactions contemplated hereby and thereby (and agrees not to commence any Action relating thereto except in such courts). Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or any Transaction Document or the transactions contemplated hereby or thereby in such courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR THE TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE PARTIES REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of any Transaction Document and to enforce specifically the terms and provisions of each Transaction Document, in addition to any other remedy to which they are entitled at law or in equity; provided that with respect to the performance by the Parties of their respective covenants contained in this Agreement to be performed at or after the Closing, the other Parties shall only be entitled to seek specific performance of the terms of such covenants.

11.10 Amendment. This Agreement may not be amended except by an instrument in writing signed by Seller and Purchaser. Any waiver by any Party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

IN WITNESS WHEREOF, each of Seller and Purchaser has duly executed this Agreement as of the date first written above.

PURCHASER:

SPRUCE BIOSCIENCES, INC.

By: /s/ Samir Gharib

Name: Samir Gharib

Title: President and Chief Financial Officer

SELLER:

AVX (ABC), LLC, as Assignee for the Benefit of Creditors of Allievex Corporation.

By: /s/ James Gansman

Name: James Gansman
Title: President

Schedule 1.04(a)(iii)

[OMITTED]

Sch. 1.04(a)(iii) - 1

Schedule 1.04(b)(ix)

[OMITTED]

Sch. 1.04(b)(ix) - 1

Schedule 6.06

[OMITTED]

Sch. 6.06 – 1

Schedule A

[OMITTED]

Sch. A – 2

Exhibit A

Exhibit B

Exhibit C

[OMITTED]

Ex. C-1

Exhibit D

[OMITTED]

]

Ex. D-1

Exhibit E

[OMITTED]

Ex. E-2

Schedule 8.01(d)

[OMITTED]

Ex. E-1